For Immediate Release

Contacts:   Thomas F. Cooke, Chief Executive Officer (713) 458-1560, or

Andy Clifford, President (713) 458-1560

Website: www.saratogaresources.net

Saratoga Resources, Inc. Announces Production and Reserve Increases;

Files Voluntary Petitions for Protection Under Chapter 11;

Operations to Continue During Reorganization

Houston, TX, Austin, TX and Covington, LA — April 1, 2009 — Saratoga Resources, Inc. (OTCBB: SROE) (“Saratoga”) today announced year-end reserve totals and current production levels and the filing of voluntary Chapter 11 petitions for itself and certain operating subsidiaries in the U.S. Bankruptcy Court for the Western District of Louisiana in Lafayette, Louisiana.

Saratoga and its subsidiaries will continue to operate their businesses and manage their properties as debtors in possession. While Saratoga believes it has sufficient cash to operate its businesses in the immediate term, the company is also in discussions with its senior secured lender for new, debtor-in-possession (DIP) financing to supplement existing working capital. As of March 31, 2009, the company had cash of approximately $4.718 million.

Yesterday’s bankruptcy filings follow the aftermath of Hurricanes Ike and Gustav in the fall of 2008 and the unprecedented decline in oil and gas prices which, together, resulted in lower than projected revenues and profitability and a notice of default from Saratoga’s secured lenders for alleged noncompliance with certain covenants in Saratoga’s credit agreements.  Management has sought, without success, an amicable resolution and forbearance in order to cure the alleged covenant defaults and to access available credit under its revolving credit facility to continue pursuit of its ongoing drilling, workover and recompletion program.  Despite management’s efforts, management and the company’s board determined that a bankruptcy court reorganization would offer the best means of addressing the company’s existing debt structure and realizing the long term anticipated benefits of Saratoga’s drilling, workover and recompletion program.

“Although we have made great progress in increasing our reserves and daily production and are actively pursuing cost reduction efforts to offset the effects of reduced oil and gas prices and assure future compliance with all applicable covenants, the restriction on access to available credit under our revolving debt facility has impaired our ability to continue our development program and to achieve compliance with covenants going forward,” stated Thomas F. Cooke, Saratoga’s Chairman and Chief Executive Officer.

“We will use the Chapter 11 process to resolve issues with our lenders and to develop our holdings, continue to grow our production and revenues and reduce our operating expenses pending resolution of issues with our lenders,” Mr. Cooke said. “Since acquisition of the Harvest companies in July 2008, Saratoga’s ongoing development program has increased proved reserves from 67.3 billion cubic feet of gas equivalent (Bcfe) at year-end 2007 to 76.7 Bcfe at year-end 2008. Taking into account 2008 net production of 7.0 Bcfe, we have added 16.4 Bcfe of proved reserves during the year, a 24% increase over 2007. Net daily production has increased from an average of 2,359 barrels of oil equivalent per day (Boepd) in July 2008 to in excess of 3,300 Boepd for the week ended March 27, 2009, a 40% increase in production. We have targeted completion of our GPLD A-191 well in Grand Bay Field and more than fifteen attractive workover and recompletion prospects that we believe will continue the trend of increases in daily production and proven reserves.

“We appreciate the support of our employees, vendors, business associates and stockholders. We want to assure them that we will continue doing business while we complete the processes before us and expect that a vast majority of our suppliers, vendors and business associates will see no disruption in our business.  We believe that our long-term prospects are solid, that we have substantial untapped reserves and that our development program will continue to add to our daily production increases.  The process we have undertaken will better allow us to realize the full value of our properties for the benefit of both our creditors and our stockholders and position us to benefit from what we expect is an inevitable recovery in oil and gas prices.”

Saratoga expects to file its Annual Report on Form 10-K on or before April 15, 2009 and intends to file its monthly reports to the bankruptcy court under Form 8-K.

Saratoga is being advised by its legal counsel, Adams & Reese LLP; its investment banker, Pritchard Capital Partners LLC; and its financial advisor, Ambrose Consulting LLC.

Saratoga Resources, Inc. is an independent exploration and production company with offices in Austin, Houston and Covington. Saratoga engages in the acquisition and development of oil and gas producing properties that allow the company to grow through low-risk development and risk-managed exploration. Saratoga currently operates properties in Texas and Louisiana with principal holdings covering approximately 30,000 net acres located in the state waters offshore Louisiana.

Forward-looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements with respect to an anticipated future drilling and operating results, success of its development program, increases in reserves and production, recovery in oil and gas prices, the availability of debtor-in-possession financing and the ability to successfully operate and reorganize in Chapter 11 and other statements of expectation. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “assumes,” “seeks,” “estimates,” “should,” and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by Saratoga and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the “Risk Factors” section of Saratoga’s filings with the Securities and Exchange Commission. Saratoga disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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